Exhibit 99.1

For Immediate Release

Contact:	Steven E. Brady, President and CEO
(609) 399-0012

Ocean Shore Holding Co. Announces Extension of

Syndicated Community Offering and Payment of 1st Quarter Dividend

February 4, 2009, Ocean City, NJ – Ocean Shore Holding Co. (the “Company”) (Nasdaq: OSHC), holding company for Ocean City Home Bank, announced today that it has received an extension of time to complete its syndicated community offering being conducted in connection with its reorganization from the two-tier mutual holding company structure to the stock holding company structure.

The syndicated community offering is being conducted on a best efforts basis through a syndicate of broker-dealers managed by Sandler O’Neill & Partners, L.P.

“Sandler O’Neill has advised us that, due to market conditions, additional time is necessary to complete the offering,” said Steven E. Brady, President and CEO. “At our request, the Office of Thrift Supervision has granted us an extension of time to March 31, 2009 to complete the offering.”

The offering is being conducted by the new holding company for Ocean City Home Bank – a newly formed New Jersey corporation also named Ocean Shore Holding Co. – in connection with the second-step conversion of Ocean City Home Bank. In order to consummate the offering, new Ocean Shore Holding must sell a minimum of 4,037,500 shares at $9.00 per share. The Company expects that the offering will be completed at the minimum of the offering range. The terms and conditions of the offering are more fully set forth in Ocean Shore Holding’s prospectus dated November 12, 2008 and the prospectus supplement which we expect to be filed tomorrow.

In accordance with regulatory requirements, all persons who submitted orders in the subscription and direct community offerings will be notified of the extension and given the opportunity to confirm, change or cancel their orders. Subscribers who do not reconfirm their subscriptions by February 25, 2009 will have their subscriptions cancelled and funds returned. It is the Company’s intention to complete the syndicated community offering as soon as practicable following completion of the resolicitation.

The company had previously announced its intention to declare its regular quarterly cash dividend following completion of the offering. As a result of the extension of the stock offering, the Board of Directors of the Company has determined to proceed with the payment of the dividend and declared a cash dividend of $0.05 per share on the Company’s outstanding shares of common stock. The dividend will be paid on or about February 24, 2009 to stockholders of record as of the close of business on February 17, 2009.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of nine full-service banking offices in eastern New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ocean Shore Holding and Ocean City Home Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Ocean Shore Holding are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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